     UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

January 30, 2009

Commission File Number 333-152608

MGMT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada State or other jurisdiction of incorporation or organization	26-1749145 (I.R.S. Employer Identification No.)

3203 Third Avenue North #300 Billings, Montana 59101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (406) 259-0751

Item 1.01 Entry Into a Material Definitive Agreement.

On Friday, January 30, 2009, MGMT Energy, Inc., formerly known as Quantum Information, Inc., entered into an Acquisition Agreement for acquisition agreement to acquire 100% ownership interests in Patoka River Coal Company, LLC, a Delaware limited liability company (“PRCC”), Patoka River Holdings, LLC, a Delaware limited liability company (“PRH”), and Carbon County Holdings, LLC, a Delaware limited liability company (“CCH” and PRCC, PRH and CCH are collectively referred to herein as the “LLCs”) in exchange for eight million (8,000,000) shares of the Company’s common stock. This agreement was entered into with the owners of the LLCs: John P. Baugues, Jr., the John Paul Baugues Senior Family Trust and Tydus Richards. Prior to entering into this agreement, Mr. Baugues and Mr. Richards became the sole officers and directors of the Company and executed the agreement on behalf of the Company pursuant to Nevada Revised Statutes Section 78.140. The agreement to acquire the LLCs is contingent on the Company providing $2.6 million in capitalization, of which $2.5 million will be used to fund the acquisition of the properties that constitute the Baron Project and $100,000 will be used to pay other expenses.

PRCC holds an exclusive option to acquire these properties, which consist of two (2) parcels in fee simple and certain leasehold mining rights for $2.5 million. The option expired on January 26, 2009. However, the Company believes that it will still be able to close on the acquisition of these properties.

CCH holds the exclusive mining rights to more than 6,250 acres located in the Bridger-Fromberg Project. The lease has a term of 10 years and expires in January 2019, with CCH holding an option to renew the lease for an additional 10 years.

Item 8.01 Other Events.

In connection with the Company’s change in its business focus on coal development projects, it has filed an Articles of Amendment with the Nevada Secretary of State to change its name to “MGMT Energy Inc.”.

Item 9.01 Exhibits.

10.1 Acquisition Agreement dated January 9, 2009, by and among Quantum Information, Inc., John P. Baugues, Jr., The John Paul Baugues Sr Family Trust and Tydus Richards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 5, 2009

QUANTUM INFORMATION, INC.

By:/s/ Tydus Richards Name: Tydus Richards Title: Chairman of the Board